    As filed with the Securities and Exchange Commission on December 11, 2000

                                                      Registration No. 333-49376


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                       TO FORM S-4 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*

                              -------------------

                             FOREST OIL CORPORATION
             (Exact name of registrant as specified in its charter)

            NEW YORK                                        25-0484900
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                  1600 Broadway
                                   Suite 2200
                             Denver, Colorado 80202
                                 (303) 812-1400

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           FORCENERGY 1999 STOCK PLAN

                            (full title of the plan)


                                 Joan C. Sonnen
                            Vice President-Controller
                          and Chief Accounting Officer
                                 1600 Broadway,
                                   Suite 2200
                             Denver, Colorado 80202
                                 (303) 812-1400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:

                                  Alan P. Baden
                             Vinson & Elkins L.L.P.
                           1325 Avenue of the Americas
                                   17th Floor
                            New York, New York 10019
                                  917) 206-8000
                              (917) 206-8100 (fax)

                              -------------------

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed Maximum     Proposed Maximum
                                                                      Offering Price          Aggregate           Amount of
Title of Securities To Be Registered     Amount To Be Registered         Per Share         Offering Price      Registration Fee
------------------------------------     -----------------------     ----------------     ----------------     ----------------
Forcenergy 1999 Stock Plan: Common
   Stock, par value $0.10 per share         1,085,000 shares(1)            N/A(2)               N/A(2)             N/A(2)

------------
(1) The number of shares registered is based on an estimate of the maximum number of shares of Forest issuable upon exercise of options granted under the Forcenergy 1999 Stock Plan.

(2) The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing of the Preliminary Proxy Statement on Schedule 14A of Forest on July 31, 2000 and the filing of the Registration Statement on Form S-4 of Forest (File No. 333-49376), declared effective on November 7, 2000.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

* Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein-see "Explanatory Note."

                                EXPLANATORY NOTE

     Forest Oil Corporation, a New York corporation, ("Forest") hereby amends its Registration Statement on Form S-4 (File No. 333-49376), declared effective on November 7, 2000 (the "Form S-4"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 1,085,000 shares of common stock (taking into account a 1-for-2 reverse stock split approved December 7, 2000), $0.10 par value per share, of Forest ("Forest Common Stock"), that are issuable by Forest upon exercise of stock options granted pursuant to the provisions of the Forcenergy 1999 Stock Plan (the "Plan") which was assumed by Forest pursuant to the Merger Agreement defined and described below. All such shares of Forest Common Stock were originally registered on the Form S-4.

     Pursuant to the Agreement and Plan of Merger dated as of July 10, 2000 (the "Merger Agreement") among Forest, Forest Acquisition I Corporation, a Delaware corporation and a wholly owned subsidiary of Forest ("Sub") and Forcenergy Inc, a Delaware corporation, ("Forcenergy"), on December 7, 2000, Sub was merged with and into Forcenergy. Immediately following this merger of Sub with and into Forcenergy, Forcenergy was then merged with and into Forest. Each share of Forcenergy common stock, $0.01 value, issued and outstanding immediately prior to the effective time of the merger described in the Merger Agreement was converted into the right to receive 0.8 shares of Forest Common Stock. Also, at the effective time of the merger, each share of Forcenergy common stock available for issuance or delivery under the Plan converted into the number of shares of Forest Common Stock as adjusted to reflect the exchange ratio. In addition, at the effective time of the merger, each outstanding option to purchase or acquire a share of Forcenergy common stock under the Plan was converted into an option to purchase a number of shares of Forest Common Stock determined by multiplying 0.8 by the number of shares of Forcenergy common stock that could have been obtained immediately prior to the effective time of the merger upon the exercise of such option in full. No additional awards will be granted under the Plan.

     Before the merger, 3,000,000 shares of Forcenergy common stock were reserved and expected to be issued or delivered under the Plan. Before the merger and prior to approval of a 1-for-2 reverse stock split, Forest registered 48,215,228 shares of Forest Common Stock on the Form S-4 (24,107,614 shares of common stock after taking into account the 1-for-2 reverse stock split approved December 7, 2000), which included 2,170,000 shares of Forest Common Stock (1,085,000 shares of common stock after taking into account the 1-for-2 reverse stock split) to be available for issuance or delivery under the Plan after the effective time of the merger.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     This document incorporates by reference the documents listed below that Forest has previously filed with the Securities and Exchange Commission. They contain important information about our company and its financial condition. Some of these filings have been amended by later filings, which are also listed.

FOREST COMMISSION FILINGS
  (FILE NO. 1-13515)                                DESCRIPTION OR PERIOD
-------------------------               -------------------------------------------
Current Report on Form 8-K              Press releases announcing financial
                                           forecast information, merger with Forcenergy Inc
                                           and 1-for-2 reverse stock split of Forest common
                                           stock

Current Report on Form 8-K              Press release announcing completion of
                                           testing on South African well

Current Report on Form 8-K              Press Release announcing earnings for third
                                           quarter of 2000 and press release announcing
                                           operations results for the third quarter of 2000

Quarterly Report on Form 10-Q           Quarter Ended September 30, 2000


Quarterly Report on Form 10-Q           Quarter Ended June 30, 2000


Current Report on Form 8-K              Press release announcing merger agreement between
                                           Forest and Forcenergy Inc, dated July 10, 2000

Quarterly Report on Form 10-Q           Quarter Ended March 31, 2000

Proxy Statement on Schedule 14A         For Forest's 2000 annual meeting of shareholders
                                           held May 10, 2000

Annual Report on Form 10-K              Year Ended December 31, 1999

Current Report on Form 8-K              Summary of year-end operations and plans for 2000
                                           for Canadian, Gulf of Mexico, Western and
                                           International business units, dated February 15, 2000

Registration Statement on Form 8-A      Description of Forest preferred share purchase
                                           rights and common stock


     All documents filed by Forest pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

     The common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934. Therefore, the description of the securities is omitted.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the common stock offered hereby has been passed on for Forest by Vinson & Elkins L.L.P., 1325 Avenue of the Americas, 17th Floor, New York, New York 10019, special counsel to Forest.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), in which Forest is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses. These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be "wholly" successful and (5) provide for the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

     Article IX of the By-laws of Forest contains very broad indemnification provisions which permit Forest to avail itself of the amended BCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses. It sets out the standard under which Forest will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this By-law is an exclusive method of indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parentheses:

Exhibit
  No.                               Exhibits
-------                             --------
  4.1  -  Forcenergy 1999 Stock Plan (incorporated by reference to Exhibit 10.1 to Forcenergy Inc's Current Report on Form S-8 filed on February 16,
          2000).

  5.1  -  Opinion of Vinson & Elkins L.L.P. (incorporated by reference to
          Exhibit 5.1 to the Registration Statement on Form S-4 filed by Forest on November 6, 2000, declared effective November 7, 2000, File
          No. 333-49376).

 23.1  -  Consent of KPMG LLP

 23.2  -  Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

 24.1  -  Powers of Attorney (incorporated by reference to Exhibit 24.1 to the
          Registration Statement on Form S-4 filed by Forest on November 6,
          2000, declared effective November 7, 2000, File No. 333-49376).


ITEM 9. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 2000.

                                        FOREST OIL CORPORATION


                                        By: /s/ Joan C. Sonnen
                                            ----------------------------------
                                            Joan C. Sonnen
                                            Vice President - Controller and
                                               Chief Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933 this Post Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


        Signature                       Title                         Date
-----------------------    -------------------------------      ----------------


            *              Chairman and Chief Executive         December 8, 2000
-----------------------       Officer (Principal Executive
    Robert S. Boswell          Officer)

            *              Executive Vice President and         December 8, 2000
-----------------------       Chief Financial Officer
     David H. Keyte           (Principal Financial Officer)

   /s/ Joan C. Sonnen      Vice President - Controller          December 8, 2000
-----------------------       and Chief Accounting Officer
    Joan C. Sonnen            (Principal Accounting Officer)

            *              Director                             December 8, 2000
-----------------------
    Philip F. Anschutz

            *              Director                             December 8, 2000
-----------------------
   William L. Britton

            *              Director                             December 8, 2000
-----------------------
  Corlandt S. Dietler

            *              Director                             December 8, 2000
-----------------------
    Cannon Y. Harvey

            *              Director                             December 8, 2000
-----------------------
      James H. Lee

            *              Director                             December 8, 2000
-----------------------
  J. J. Simmons, III

            *              Director                             December 8, 2000
-----------------------
     Craig D. Slater

            *              Director                             December 8, 2000
-----------------------
   Michael B. Yanney


*By: /s/ Joan C. Sonnen
     -------------------
     Joan C. Sonnen
     As attorney-in-fact